Exhibit 99.1

News
For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone:	212-303-4349
E-mail:	bernie-kilkelly@dlfi.com
Delphi Financial Reports Third Quarter Results
Wilmington, Delaware – October 27, 2009 – Delphi Financial Group, Inc. (NYSE: DFG) announced today that its operating earnings (1) in the third quarter of 2009 were $53.6 million or $1.00 per share, compared to $12.5 million or $0.26 per share in the third quarter of 2008. Operating earnings for the first nine months of 2009 were $147.3 million or $2.91 per share, compared to $77.4 million or $1.57 per share in the first nine months of 2008. Annualized operating return on beginning equity (2) in the third quarter of 2009 was 20.4%, compared to 4.8% in the third quarter of 2008.
Delphi’s net income in the third quarter of 2009 was $20.8 million or $0.39 per share, compared to a net loss in the third quarter of 2008 of $(9.8) million or $(0.20) per share. Net income in the third quarter of 2009 included after-tax realized investment losses of $(32.8) million or $(0.61) per share, including other-than-temporary impairments (OTTI) of $(33.8) million or $(0.63) per share. Net income in the third quarter of 2008 included after-tax realized investment losses of $(21.9) million or $(0.45) per share, including OTTI of $(18.3) million or $(0.38) per share, and an after-tax loss of $(0.4) million or $(0.01) per share from the redemption of junior subordinated deferrable interest debentures.
For the first nine months of 2009, Delphi’s net income was $82.3 million or $1.63 per share, compared to net income of $38.2 million or $0.78 per share for the first nine months of 2008. Net income for the first nine months of 2009 included after-tax realized investment losses of $(65.0) million or $(1.28) per share, including OTTI of $(61.5) million or $(1.21) per share. Net income for the first nine months of 2008 included after-tax realized investment losses of $(38.8) million or $(0.78) per share, including OTTI of $(34.1) million or $(0.69) per share, and an after-tax loss of $(0.4) million or $(0.01) per share from the redemption of junior subordinated deferrable interest debentures.
Robert Rosenkranz, Chairman and Chief Executive Officer, commented, “Delphi’s improved investment performance and underwriting profit margins drove our robust growth in operating earnings. Excess workers’ compensation production was up 37 percent at Safety National as we continued to capitalize on our market leadership position and ongoing market firmness. Market conditions were more challenging for Reliance Standard, where we maintained pricing and underwriting discipline and accepted the consequences of lower production.”
Mr. Rosenkranz added, “We achieved excellent investment results in the third quarter due to improved yields in our fixed income portfolio and better performance from our sharply reduced alternative asset portfolio. We were able to put more cash to work longer-term, but our short-term investment balance remained high at $573 million at the end of the quarter.  The improved market environment for fixed

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income securities drove Delphi’s book value per share to an all-time high of $23.99 at the end of the quarter. Shareholders’ equity was also at a record level, boosted by our $69.9 million raised in a common stock offering in the quarter.”
Delphi’s core group employee benefit premiums in the third quarter of 2009 were $329.8 million compared to $333.1 million in the third quarter of 2008, reflecting the impact of lower production at Reliance Standard in the first nine months of 2009. Excess workers’ compensation premiums at Delphi’s Safety National subsidiary rose 4% from the third quarter last year, boosted by a 37% increase in production. Assumed workers’ compensation and casualty reinsurance premiums, which were included in core premiums for the first time in the third quarter of 2009, rose 72% from the third quarter of 2008. Delphi’s group employee benefit combined ratio in the third quarter of 2009 was 93.7%, compared with 92.3% for the third quarter of 2008 and 92.2% for full-year 2008. The loss ratio for the group employee benefits segment declined in the third quarter of 2009 to 68.2% from 68.8% for the third quarter of 2008 and 69.5% for full-year 2008.
Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, had new sales of $57.5 million in the third quarter of 2009, up from $44.0 million in last year’s third quarter. New annuity sales in the first nine months of 2009 were $232.2 million, up from $195.8 million in the first nine months of 2008. Funds under management at September 30, 2009 rose to $1.4 billion from $1.3 billion at September 30, 2008.
Delphi’s net investment income in the third quarter of 2009 was $88.7 million compared to $19.4 million in the third quarter of 2008. Invested assets at September 30, 2009 were $5.7 billion compared to $4.8 billion at September 30, 2008. The tax equivalent yield on the Company’s investment portfolio in the third quarter of 2009 was 7.0%, compared to 2.0% in the third quarter of 2008. Diluted book value per share increased to $23.99 at September 30, 2009, compared with $17.05 at December 31, 2008 and $18.69 at September 30, 2008.
Conference Call
On October 28, 2009 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s third quarter 2009 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 12:00 PM (Eastern time) on October 28, 2009. Investors can also download Delphi’s third quarter 2009 statistical supplement from the Company’s website at www.delphifin.com.
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion, such as earnings per share guidance, and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently

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subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretation, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large deductible workers’ compensation, assumed workers’ compensation and casualty reinsurance, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.
(1)	Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, and the loss on redemption of junior subordinated deferrable interest debentures, as applicable. The Company believes that because realized investment gains and losses, redemption of junior subordinated deferrable interest debentures, and discontinued operations arise from events that, to a significant extent, are within management’s discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Redemption of junior subordinated deferrable interest debentures occur based on management’s decision to exercise its ability to redeem the outstanding debentures. Investment gains or losses may be realized based on management’s decision to dispose of an investment, and investment losses may be realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Discontinued operations occur based on management’s decision to exit or sell a particular business. Thus, realized investment gains and losses, losses on redemption of junior subordinated deferrable interest debentures and results from discontinued operations are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the respective operating earnings amounts to the corresponding net income amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.

(2)	Annualized operating return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income),

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divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non-GAAP measure based upon operating earnings is useful, see such footnote. For reconciliations of the respective annualized operating return on equity amounts to the corresponding annualized net income return on equity amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows.
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